UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2012

DELPHI FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11462	13-3427277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, DE		19899
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code 302-478-5142

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 12, 2012, Delphi Financial Group, Inc. (“Delphi”) entered into an amendment (the “Amendment”) to the Credit Agreement dated December 22, 2010 (the “Credit Agreement”) among Delphi, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto (the “Lenders”).

Pursuant to the Amendment, the Administrative Agent and the Lenders provided their consent to, and waived any event of default based upon the occurrence of a Change of Control (as defined in the Credit Agreement) due to the consummation of, the merger transaction (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of December 21, 2011, among Delphi, Tokio Marine Holdings, Inc. (“Tokio Marine”), and TM Investment (Delaware) Inc., a wholly owned subsidiary of Tokio Marine. Such consent and waiver are conditioned upon the Merger being consummated by December 31, 2012.

In addition, the Amendment effected certain modifications to the definition of the term Change of Control contained in the Credit Agreement, which will become effective on the date of the consummation of the Merger so long as the Merger is consummated by December 31, 2012. These modifications remove from the enumerated events constituting a Change of Control specified events involving certain acquisitions of the voting stock of Delphi and certain changes in the composition of the board of directors of Delphi and replace them with specified events involving certain acquisitions of the voting stock of Tokio Marine and certain changes in the composition of the board of directors of Tokio Marine. In addition, the modifications add to such enumerated events an event consisting of Tokio Marine’s ceasing to own, directly or indirectly, at least 65% of the outstanding shares and voting power of Delphi.

The description of the Amendment contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit Number	Description of Exhibits

10.1	First Amendment to Credit Agreement, dated as of April 12, 2012, among Delphi Financial Group, Inc., Bank of America, N.A., as Administrative Agent, and the other lenders party thereto.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI FINANCIAL GROUP, INC.

/s/ CHAD W. COULTER
Chad W. Coulter
Senior Vice President, General
Counsel and Secretary

Date: April 13, 2012